We hereby consent to the use in this Registration Statement on Form SB-2 of our report, dated March 14, 2000, relating to the financial statements of SyCoNet.Com, Inc. We also consent to the reference to our Firm under the captions "Experts" and "Summary Financial Data" in the Prospectus.

YOUNT, HYDE & BARBOUR, P.C.



Winchester, Virginia
December 4, 2000